UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2006

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange  Act  (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM: 2.02     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer and Robert A. Fehlman, Chief Financial Officer, of Simmons First National Corporation during the Company’s Fourth Quarter Earnings Release Conference Call held at 3:00 P.M. Central Time on January 19, 2006.

Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our fourth quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer.

The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then we will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

Our earnings release has been filed on Form 8-K and is also located at simmonsfirst.com in the Investor Relations earnings release section of our website.

I would remind you of the special cautionary notice regarding forward-looking statements and that certain matters discussed in this presentation may constitute forward-looking statements and may involve certain known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from our current expectations, performance or achievements. Additional information concerning these factors can be found in the closing paragraphs of our press release and in our Form 10-K.

With that said, I will turn the call over to Tommy May.

Thank you Bob, and welcome everyone to our fourth quarter conference call. In our press release issued earlier today, Simmons First National Corporation reported record fourth quarter 2005 earnings of $6.8 million, or $0.47 diluted EPS. This represents a $985,000, or an $0.08 increase in diluted EPS over the same period last year, an increase of approximately 20.5%. Operating earnings per share, which exclude nonrecurring items, increased $0.05 on a quarter over quarter basis, or 11.9%.

For the year ended December 31, 2005, net income was $27.0 million, an increase of $2.5 million, or a 10.3% increase over the same period in 2004. Diluted earnings per share for the twelve-month period were $1.84, an increase of $0.19, or 11.5%. On an operating basis, 2005 earnings per share increased $0.16, or 9.5%.

We are pleased with the Company’s performance for both the fourth quarter and for the year, and we continue to see positive trends in earnings, loan growth, and asset quality. The increase in earnings over the same quarter last year is the result of continued loan growth, an increase in non-interest income, disciplined expense control, and a reduced provision for loan losses resulting from the improvements in asset quality. Now let’s take a few minutes and discuss each of these areas.

On a quarter over quarter basis, the Company’s net interest margin increased one basis point to 4.10%. This increase in the net interest margin can be attributed to the growth in our loan portfolio and a reduction in interest expense associated with the December 31, 2004 prepayment of $17.3 million of trust preferred securities. However, we continue to experience pressure on our margin driven by the increase in cost of funds resulting from deposit repricing. Over the next few months, we expect to see continuing competitive pressure in deposit repricing and, when coupled with our seasonal fluctuations in the loan portfolio, we continue to anticipate a flat to slightly compressed margin for Q1 2006.

Non-interest income for Q4 2005 was $10.7 million, compared to $10.0 million for the same period in 2004, or a 7.3% increase. Service charges on deposit accounts increased $455,000, or 12.5% over the same period last year. This increase can be primarily attributed to normal growth in transaction accounts and improvements in the fee structure associated with our deposit accounts.

Also, as discussed in our previous earnings teleconferences, we invested $25 million in Bank Owned Life Insurance in April 2005. For Q4 2005, this investment contributed approximately $281,000 on an after-tax basis to non-interest income.

Now, let me move to the expense category. Non-interest expense for the fourth quarter was $22.0 million, an increase of $343,000, or 1.6% from the same period in 2004. As a reminder, in Q4 2004 we recorded a $771,000 nonrecurring expense for the early write off of deferred debt issuance cost associated with the prepayment of $17.3 million of trust preferred securities. Also, included in Q4 2005 are the expenses associated with the Company’s recently opened financial centers. Normalizing for both the prepayment and the expansion expenses, non-interest expense on a quarter over quarter basis increased $709,000, or 3.4%. Later in this discussion, we will give you an update on our expansion progress.

Concerning our loan portfolio, as of December 31, 2005, we reported total loans of $1.7 billion, an increase of $147 million, or 9.3%, from the same period a year ago. The growth was attributable to increased demand experienced in the commercial and real estate loan portfolios, which in aggregate increased 12%. However, as we have discussed in our last several teleconferences, we continue to experience significant competitive pressure from the credit card industry.

Over the previous two years, our credit card portfolio has decreased by approximately $10 to $12 million each year, and, as anticipated, our average credit card portfolio balance decreased by approximately $11 million in 2005. As noted in previous conference calls, we have introduced several new initiatives to make our product more competitive. Let me take a moment to update you on the status of these initiatives.

We are pleased with the response to our retention strategy of moving as many qualifying accounts as possible from our standard VISA product to our Platinum VISA Rewards product. Remembering it is our standard VISA product that has been primarily impacted by the competitive teaser rates. To date, we have converted approximately 15,000 accounts, or 50% of those targeted, to our Platinum card, which is one of the most competitive products on the market. As a result of this conversion process, we have been able to reduce the number of closed accounts.

Simmons First received excellent publicity in articles in the Wall Street Journal and other newspapers throughout the country, relative to the quality of our Platinum card versus the market. This publicity, along with several new marketing initiatives, has resulted in an increase in application volume. Additionally, as part of our retention and growth strategy, we are seeing an increase in volume from our expanded rewards program, which, in turn, is having a positive impact on our fee income.

Asset quality is strong as of December 31, 2005 and, when viewed on a linked quarters perspective, has improved each quarter throughout the year. On a quarter over quarter basis, non-performing assets decreased $3.9 million, a 28% decrease, while the non-performing asset ratio improved from 89 basis points to 58 basis points, a 31 basis point improvement. The allowance for loan losses improved to 319% of non-performing loans as of December 31, 2005 compared to 221% for the previous year. On a linked quarter basis, non-performing loans to total loans improved to 49 basis points from 55 basis points. At quarter end, the allowance for loan losses equaled 1.57% of total loans.

Net charge-offs for the fourth quarter were somewhat distorted due to the significant increase in bankruptcy filings prompted primarily by the credit card consumers’ rush to file before the effective date of the new bankruptcy law that went into effect on October 17. The net charge-off ratio for 2005 was 43 basis points. Excluding credit cards, the net charge-off ratio was 20 basis points. For 2005, the credit card net charge-offs as a percent of the credit card portfolio was 2.92%, more than 250 basis points below the most recently published industry average of 5.51%.

As a result of the overall positive trend in asset quality, the provision for loan losses was reduced by approximately $300,000 on a quarter over quarter basis.

The Company’s stock repurchase program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. During Q4 2005, the Company repurchased approximately 29,000 shares. For the year 2005, the Company repurchased approximately 371,000 shares of stock with a weighted average repurchase price of $26.10 per share. Of these shares, 121,000 were a part of our repurchase plan, while 250,000 shares were negotiated in a private transaction that was outside of our plan. There are approximately 544,000 shares remaining under the current repurchase plan.

Let us take a minute to update you on our current branch expansion plans. You will recall that our expansion focus is on the growth markets of Arkansas. We completed and opened a new branch facility in Bentonville in December, our first entry into that fast-growing community. We now have 11 financial centers in the Northwest Arkansas MSA, the fastest growing region of Arkansas.

In November, we opened a new branch facility in Van Buren, which compliments our branch network in Fort Smith, the second largest city in Arkansas. We now have 5 financial centers in the Fort Smith MSA, and a total of 8 financial centers in our Western region.

In Central Arkansas, we recently opened financial centers in Little Rock and Conway, and acquired a branch facility in Southwest Little Rock in November. We have another branch under construction in the Heights area of Little Rock. When this financial center comes on line in early 2006, we will have 10 financial centers in the Little Rock MSA.

Lastly, we have acquired additional properties for further expansion. These locations include Rogers, El Dorado, Fort Smith, Little Rock, and White Hall, along with our initial entry into the Beebe, Paragould, and North Little Rock markets.

Because these financial centers are located in growth markets of Arkansas, we are excited about the opportunities they bring. However, it should be noted, as these financial centers come on line, we will see an increase in non-interest expense and a projected impact on EPS of between $0.06 and $0.08 for 2006. We expect these financial centers to reach a break-even level in 18 to 24 months.

We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Cathy to come back on the line and, once again, explain how to queue in for questions.

During the question and answer session, management made several comments in response to questions, several of which may not have been disclosed in previous filings. First, in response to questions regarding the geographic distribution of the internal loan growth for the fourth quarter, management responded that the growth markets of Western Arkansas, Northwest Arkansas, Central Arkansas and Northeast Arkansas reported double-digit growth and affiliates in slower growth areas of rural Arkansas, saw decent growth in mid to upper single-digits. In response to a question regarding credit card application volume and the numbers of credit card accounts, management reported the fourth quarter ’05 versus the fourth quarter ’04, applications increased by as much as 60 percent. Considering that application volume at the end of 2004 was at about a five or six year low and the fourth quarter 2005, the Company experienced relatively few account closures on a net basis. Management also responded to a question regarding the expenses related to the Financial center expansion program that fourth quarter 2005 expenses included approximately $400,000 to $500,000 related to new financial centers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: January 19, 2006	By:	/s/ Robert A. Fehlman
Robert A. Fehlman, Senior Vice President
and Chief Financial Officer